Exhibit 24(b)(8.114)

SERVICE AGREEMENT

            THIS AGREEMENT, made and entered into as of this lst day of April, 1998, by and among Aetna Life Insurance and Annuity Company (“ALIAC”), Aetna Investment Services, Inc. (“AISI”) (collectively, “Aetna”) and MFS Fund Distributors, Inc. (“MFS”);

            WHEREAS, each of the mutual funds which comprise the MFS Family of Funds (collectively, the “Funds”) is an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

            WHEREAS, MFS and its affiliates are engaged in the distribution of shares of the Funds;

            WHEREAS, ALIAC is an insurance company that provides various administrative services to employee benefit plans that are qualified under Sections 401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended (the “Code”) including custodial accounts under Section 403(b)(7) of the Code, and an employee pension benefit plan covering employees of Aetna (collectively, the “Plans”);

            WHEREAS, AISI desires to make certain of the Funds available to Plan Representatives (as defined in Section 1 below) for selection as investment options under the Plans; and

            WHEREAS, Aetna and MFS desire to facilitate the purchase and redemption of shares of certain of the Funds (as from time to time agreed upon by Aetna and MFS) on behalf of the Plans and its participants and beneficiaries (“Participants”), subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, it is agreed as follows:

1.   Administration of Plans.

            ALIAC is authorized by the sponsor or other properly designated fiduciary of the Plans (“Plan Representative”) to provide administrative services to the Plans. In conjunction with these services, AISI is authorized to make available to each Plan Representative shares of registered investment companies that the Plan Representative may select as investment options under the Plan. The parties acknowledge and agree that the role of AISI is only to make such investment options available to Plan sponsors. The selection of particular investment companies for inclusion under a Plan is made by a Plan Representative and the decision to invest assets in a particular investment company included in a Plan is made at the direction of a Participant in accordance with the terms of the Plan. It is understood that both the Plan Representatives and the Participants may change their respective selections from time to time. Plan assets invested in such investment options will be held in the name of a nominee or trustee of the Plan (‘‘Nominee’’).

2. Omnibus Account.

            The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for assets of each of the Plans directed for investment in the Funds (“Account”). AISI shall be registered as broker-dealer of record on the Account. AISI, as broker-dealer of record and ALIAC, as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the following terms.

3. Pricing Information, Orders, Settlement.

            (a) MFS will make shares of the Funds available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order. Shares of each Fund shall be purchased and redeemed on a net basis in such quantity and at such time determined by AISI or the Nominee to correspond with investment instructions received by Aetna from Plan Representatives or Participants.

            (b) MFS or an affiliate will use its best efforts to provide to Aetna closing net asset value, dividend and capital gain information determined for the Funds at the close of trading each day that the New York Stock Exchange (“Exchange”) is open (“Business Day”) no later than 6:30 p.m., Eastern Time, on each Business Day. Aetna will send directly to MFS or a specified agent orders to purchase or redeem Fund shares by 9:00 a.m., Eastern Time, the following Business Day. Payment for net purchases will be deposited by wire transfer by the Nominee no later than 4:00 p.m., Eastern Time, to a custodial account designated by MFS or an affiliate on the same Business Day that an order for shares of the Fund is received by MFS. MFS shall reimburse Aetna for documented, direct out of pocket costs, subject to the limits described below in this Section 3(b), incurred by Aetna in making a plan sponsor’s or plan participant’s account whole, to the extent such costs or expenses are caused by the Fund’s failure to provide timely or correct (as determined by the Fund) net asset values, dividend and capital gains information, and if such information is not corrected by 4:00 p.m. Eastern Time of the next business day after releasing such incorrect information, provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. The following limits shall apply to the liabilities of MFS to Aetna for such costs: (i) $1,000 per day for each day that incorrect information provided by MFS or an affiliate is not corrected, if such period does not include a month-end or a fiscal quarter-end, (ii) $1,500 per day for each day that such incorrect information provided by MFS or an affiliate is not corrected, if such period does include a month-end or a fiscal quarter-end, and (iii) up to $10,000 per occurrence in the aggregate under (i) or (ii) above. Any incorrect information that has as a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

            (c) MFS or an affiliate hereby appoints AISI as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares from Plan Representatives or Participants. Orders from Plan Representatives or Participants received by AISI acting as agent for MFS or an affiliate prior to the close of the Exchange on any given Business Day will be executed by MFS or an affiliate at the net asset value determined as of the close of the Exchange on such Business Day. Any such orders received by AISI acting as such agent after the close of the Exchange on a given Business Day will be executed by the Funds at the net asset value determined as of the close of the Exchange on the Business Day next following the day of receipt of such order.

            (d) Payment for net redemption orders that are timely received by MFS or an affiliate will be wired by MFS or an affiliate from the applicable Fund’s custodial account to an account designated by the Nominee or its agent no later than 2:30 p.m., Eastern Time, the same Business Day such order is received by MFS or an affiliate.

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            (e) Aetna and the Nominee shall not, without the written consent of MFS, make representations concerning the Funds or their shares except those contained in each Fund’s then current prospectus and in current printed sales literature approved by MFS.

4. Expenses.

            (a) Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to its obligations hereunder. MFS or an affiliate will pay all expenses incident to the management and operation of the Funds, including the cost of registration of the Fund shares with the SEC and in states where required.

            (b) MFS or an affiliate shall provide advance notice of, and distribute to, Aetna or the Nominee its proxy material, periodic Fund reports to shareholders and other materials to be sent to Plan Representatives or Participants. MFS shall make good faith efforts to provide notice of a proxy as far in advance of the Fund’s Record Date as is reasonably practicable. In addition, MFS or an affiliate shall provide Aetna or Nominee with sufficient quantities of Fund prospectuses to be used in connection with the transactions contemplated by this Agreement. The cost of preparing and printing all such materials shall be paid by the Funds or MFS or an affiliate, and the cost of distributing such materials to Plan Representatives or Participants shall be paid by Aetna; provided, however, that if at any time MFS or an affiliate reasonably deems the usage of such items to be excessive, each may require that Aetna pay the cost of printing (including press time and paper) any additional copies of such materials that are requested by Aetna or the Nominee.

5. Administration of Account.

            (a) The provision of administrative services to the Plan shall be the responsibility of ALIAC or the Nominee and shall not be the responsibility of the Funds or MFS. These administrative services include, but are not limited to, maintenance of Plan and Participant records; preparation, maintenance, and transmittal of periodic account statements; various services related to the purchase and redemption of Fund shares; and other related services. MFS recognizes the Nominee as the sole shareholder of Fund shares purchased under this Agreement.

            (b) MFS will pay ALIAC an administrative service fee each quarter in an amount equal to the average daily net assets invested in each Fund during the quarter multiplied by the applicable per annum rate (i.e., up to, but not necessarily all of, 0.05% of the average daily net asset value of shares of each Fund held by the Plan during each quarter, as specified in writing from time to time by MFS) by a fraction, the numerator of which is the number of days in the quarter and the denominator of which is 365. MFS and Aetna may, by mutual written agreement, adjust the per annum rate to an amount greater than 0.05% should there be a material increase in the management fees of the Funds.

            (c) ALIAC or an affiliate will calculate the amount of the fee described in Section 5(b) to be paid to ALIAC at the end of each quarter and MFS will make such payment to ALIAC within thirty (30) days after its receipt of an invoice therefore from ALIAC. Each invoice will be accompanied by a statement showing the calculation of the fee payable by MFS for the relevant quarter and such other supporting data as may be reasonably requested by MFS.

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6. Termination.

            This Agreement shall terminate as to the maintenance of the Account:

            (a) At the option of either of Aetna or MFS, upon six (6) months’ advance written notice to the other;

            (b) At the option of Aetna, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

            (c) At the option of either Aetna or MFS, upon institution of formal disciplinary or investigative proceedings against Aetna, the Funds, or MFS by the NASD, the SEC or any other regulatory body;

            (d) At the option of MFS, if it shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement, any Fund prospectus or applicable laws and regulations;

            (e) At the option of Aetna, upon termination of the management agreement between any Fund and its investment adviser, notice of the occurrence of which shall be promptly furnished to Aetna; provided, however, that this Section 6(e) shall not apply if contemporaneously with such termination a new contract of substantially similar terms is entered into between the Fund and such investment adviser;

            (f) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided however, that (i) Aetna may assign, without agreement of MFS or an affiliate, its duties and responsibilities under this Agreement to any Aetna affiliate, and (ii) MFS may assign, without agreement of Aetna, its duties and responsibilities under this Agreement to any of its affiliates; or

            (g) If any Fund’s shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an investment vehicle for the Plan; provided, however, that prompt notice shall be given by any party should such situation occur.

7. Continuation of Agreement.

            Termination as the result of any cause listed in Section 6 shall not affect MFS’ obligation to continue to maintain the Account as an investment option for those Participants who purchased shares of a Fund prior to the termination of this Agreement; provided, however, that MFS shall not be obligated to pay the fee described in Section 5 to ALIAC after such termination.

8. Advertising Materials.

            (a) Advertising and literature with respect to the Funds prepared by Aetna or the Nominee or its agents for use with the general public, the Plans, or any Plan Representative or

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Participant shall be submitted to MFS for review and approval before such material is used. MFS shall advise the submitting party in writing within ten (l0) Business Days of receipt of such materials by MFS of its approval or disapproval of such materials. MFS, its affiliates and agents shall not use the name of any trademark of Aetna, its parent or any of its affiliates without Aetna’s written approval.

            (b) MFS will provide to Aetna at least one complete copy of all registration statements, (if requested), prospectuses, statements of additional information, annual and semi-annual reports and proxy statements of the Funds, and all amendments or supplements to any of the above promptly after the completion of each such document.

9. Proxy Voting.

            Aetna or the Nominee will distribute to plan Representatives or Participants all proxy materials furnished by the Funds, MFS or their affiliates. Aetna shall use their best efforts to obtain the agreement of Plan Representatives or Participants to pass through voting privileges of Plan Representatives of Participants to vote Fund shares for which no voting instructions are received from Plan representatives or Participants in the same proportion as shares for which such instructions have been received. Aetna and the Nominee shall assist in the solicitation of proxies for Fund shares held for such beneficial owners.

10. Indemnification.

            (a) Aetna agrees to indemnify and hold harmless MFS, the Funds, the Funds’ investment adviser, transfer agent and/or custodian, and each of their respective directors, officers, employees, agents and each person, if any, who controls MFS, the Funds, the Funds’ investment adviser, transfer agent and/or custodian within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which MFS, the Funds, the Funds’ investment adviser, transfer agent, and/or custodian or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of or are based upon the provision of administrative services by Aetna or (ii) result from a breach of a material provision of this Agreement. Aetna will reimburse any legal or other expenses reasonably incurred by MFS, the Funds, the Funds’ investment adviser, transfer agent and/or custodian, or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Aetna will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of or is based upon the gross negligence or willful misconduct of MFS, the Funds, the Funds’ investment adviser, transfer agent and/or custodian, or their respective directors, officers, employees, agents or any controlling person herein defined in performing their obligations under this Agreement.

            (b) MFS Agrees to indemnify and hold harmless Aetna, the Nominee and each of their respective directors, officers, employees, agents and each person, if any, who controls Aetna and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Aetna, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or the

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omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. MFS will reimburse any legal or other expenses reasonably  incurred by Aetna, the Nominee or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim damage, liability or action; provided, however, that MFS will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of Aetna, the Nominee, or their respective directors, officers, employees, agents or any controlling person herein defined in the performance of their obligations under this Agreement.

            (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11. Representations and Warranties.

            (a) Representations of ALIAC. ALIAC represents and warrants:

                        (i) that it (1) is a life insurance company duly organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, (5) will maintain such license or authorization in effect at all times during the term of this Agreement, and (6) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

                        (ii) that it is authorized under the Plan to (1) provide administrative services to the Plan and (2) facilitate transactions in the account through the Funds; and

                        (iii) that the receipt of the fees described in Section 5 by ALIAC will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of the Employee Retirement Income Security Action of 1974 and Section 4975 of the Internal Revenue Code of 1986, as amended.

      (b) Representations of AISL AISI represents and warrants:

                        (i) that it (1) is a corporation duly organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state securities laws, (4) is duly licensed or registered as a broker-dealer

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with the SEC and in every jurisdiction where such license or registration is required, (5) will maintain such license or registration in effect at all times during the term of this Agreement, (6) is and will continue to be a member in good standing of the NASD, and (7) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement; and

                        (ii) that it is authorized under the Plans to facilitate transactions in the account through the Funds.

            (c) MFS Representations on behalf of the Funds. On behalf of each Fund, MFS represents and warrants:

                        (i) that the Fund (1) is a duly organized Massachusetts business trust, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, and (4) is duty licensed and authorized to conduct business in every jurisdiction where such license or authorization is required.

                        (ii) that the shares of the Fund are registered under the 1933 Act, duty authorized for issuance and sale in compliance with all applicable federal, state and securities laws; that the Fund amends its registration statement under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Fund has registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so; and

                        (iii) that the Fund is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification; and that it will notify Aetna immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that it might not qualify in the future.

            (c)        Representations of MFS. MFS Represents and warrants:

                        (i) that it (1) is a corporation duly organized under the laws of the state of  Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly licensed or registered as a broker-dealer with the SEC and every jurisdiction where such license or registration is required, (5) will maintain such license or registration in effect at all times during the term of this Agreement, (6) is and will continue to be a member in good standing of the NASD, and (7) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

12. Miscellaneous

            (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

            (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to

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whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

            To Aetna:

                        Aetna Life Insurance and Annuity Company

                        151 Farmington Avenue, RE4A

                        Hartford, Connecticut 06156

                        Attn: Julie Rockmore

            To MFS:

                        MFS Fund Distributors, Inc.

                        500 Boylston Street

                        Boston, MA 0216

                        Attn: William W. Scott, Jr.

            Any notice, demand or other communication given in a manner prescribed m this Section 12(b) shall be deemed to have been delivered on receipt.

            (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

            (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof, including without limitation the Participation Agreement, dated as of November 11, 1994, between MFS (formerly known as MFS Investor Services, Inc.) and Aetna Life Insurance Company, which Participation Agreement is hereby terminated as of the date of this Agreement.

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            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representatives as of the date specified above.

            AETNA LIFE INSURANCE AND ANNUITY COMPANY

            By:       /s/ Laurie M. LeBlanc

                 Name:  Laurie M. LeBlanc
                 Title:    V.P. Fund Strategy

            AETNA INVESTMENT SERVICES, INC.

            By:       /s/ Shaun P. Mathews

                 Name:  Shaun P. Mathews
                 Title:    Head of Products Group

            MFS FUND DISTRIBUTORS, INC.

            By:       /s/ William W. Scott, Jr.

                 William W. Scott, Jr.
                 President

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